Exhibit 99.1


                                [GRAPHIC OMITTED]


Contact:    Peter M. Holland
            Chief Financial Officer
            (740) 772-8547

                       HORIZON PCS COMPLETES DEBT OFFERING

CHILLICOTHE, OH (December 10, 2001) -- Horizon PCS, Inc., a Sprint PCS (NYSE:PCS) Network Partner, today announced that it has closed the sale, $175 million of 13-3/4% senior notes due 2011 in a private placement. The notes have a term of nine and one-half years. The Company intends to use the net proceeds for expanding coverage in its markets to include an additional 1.0 million residents, opening up to ten additional retail stores, expanding its territory and/or expanding its network, and general corporate purposes. A portion of the proceeds was placed in escrow to fund the first four semi-annual payments on the notes.

The offering of the notes was made within the United States only to qualified institutional buyers and outside the United States to non-U.S. investors.

The notes were not registered under the Securities Act of 1933, as amended, or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

About Horizon
Horizon PCS is one of the largest Sprint PCS affiliates, based on its exclusive right to market Sprint PCS products and services to a total population of over
10.2 million in portions of 12 contiguous states. Its markets are located between Sprint PCS' Chicago, New York and Raleigh/Durham markets and connect or are adjacent to 15 major Sprint PCS markets that have a total population of over 59 million. As a Sprint PCS affiliate, Horizon markets wireless mobile communications network products and services under the Sprint PCS brand name. Horizon offers the same national pricing plans and uses the same sales and marketing strategies and national distribution channels that have made Sprint PCS the fastest growing wireless company in the country.

This press release contains statements about future events and expectations that are forward-looking statements. Any statement in this press release that is not a statement of historical fact may be deemed to be a forward-looking statement, which involves known and unknown risks, uncertainties and other factors which may cause the company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For further information on the risks inherent in Horizon PCS' business see "Risk Factors" in Item 5 of Horizon PCS' Form 10-Q for the third quarter.

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